Exhibit 10.13

WADDELL & REED FINANCIAL, INC.

2003 EXECUTIVE INCENTIVE PLAN
As Amended and Restated

Effective January 1, 2006

1.                                      Purposes

The purposes of the Plan are to advance the interests of stockholders of the Company by providing performance-based incentives to eligible Participants and to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance. The Plan is designed to assure that amounts paid to certain executive officers and employees of the Company will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by Section 162(m). With respect to individuals who are Covered Employees, the Plan is intended to provide “qualified performance based compensation,” as such term is defined in Treas. Reg. Section 1.162-27(e), to the extent deemed appropriate by the Committee at the time Performance Goals are established for a Performance Period. Nothing herein shall be construed as preventing the Plan from providing both “qualified performance-based compensation” and nonqualified compensation for the same Performance Period in the manner permitted under Section 162(m). The Plan shall be administered and construed in a manner consistent with Section 162(m) and regulations thereunder for any Performance Period in which the Plan is intended to provide “qualified performance based compensation.”

2.                                      Definitions

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are interchangeable and that each comprehends the others.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

“Company” means Waddell & Reed Financial, Inc.

“Covered Employee” means (i) the chief executive officer of the Company, and (ii) a person designated by the Committee, at the time that Performance Goals are established, who the Committee believes is likely to be a “covered employee” (within the meaning of Section 162(m)(3)) with respect to the Fiscal Year during which the Incentive Plan Award is granted or in the foreseeable future.

“Fiscal Year” means the twelve month period beginning on each January 1 and ending on the following December 31.

“Incentive Percentage” means the pre-established award formula established by the Committee which specifies a percentage of a pool of funds, as determined by the Committee, to be paid as an Incentive Plan Award.

“Incentive Plan Award” means the annual incentive compensation award granted under the Plan, which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.

“Participant” means (i) each executive officer of the Company, and (ii) each other individual employee or member of a class of employees of the Company or a Subsidiary who the Committee designates as a participant under the Plan.

“Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period.

“Performance Period” means the Fiscal Year or such shorter period as shall be established with respect to a Participant by the Committee.

“Plan” means the Waddell & Reed Financial, Inc. 2003 Executive Incentive Plan, as Amended and Restated, as set forth herein and as may be amended, modified or supplemented from time to time.

“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

“Stock” means the Company’s Class A common stock, $0.01 par value.

“Subsidiary” means any entity of which the Company owns, directly or indirectly, equity representing more than 50% of the voting power of all classes of equity entitled to vote.

3.                                      Administration

(a)                                  Plan Administrator.  The Plan shall be administered by the Committee, except as may be delegated pursuant to Section 3(b).  The Committee shall act pursuant to a majority vote at a meeting at which quorum, as defined by the Committee Charter, is present or by unanimous written consent. The Committee may employ such legal counsel, consultants, and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant, or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant, or agent shall be paid by the Company.

(b)                                 Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided that, in no event, shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance based compensation under Section 162(m) to the extent the Committee intends compensation to so qualify. The Committee may delegate its responsibilities for administering the Plan to one or more persons as the Committee deems necessary. However, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee where such delegation is prohibited under Section 162(m) pertaining to “qualified performance based compensation.”

(c)                                  Effect of Committee Determinations.  Any determination made by the Committee under the Plan shall be final and conclusive on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant), and any stockholder of the Company, but shall be based on such objective information or financial data as is relevant to the Performance Goal(s).  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction, or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.                                      Participation

(a)                                  General Participation.  For any Performance Period, the Committee shall determine which of such executive officers and other individual employees or class of employees shall participate in the Plan.

(b)                                 Participation by Covered Employees.  For any Performance Period for which “qualified performance-based compensation” is to be provided, the Committee shall designate the individual or classes of Covered Employees to whom such compensation shall be paid no later than 90 days (or, for Performance Periods of less than one year, the passage of 25% of the Performance Period) after the beginning of any Performance Period.

5.                                      Incentive Plan Awards

The Committee shall establish the Incentive Percentages and Performance Goals for any Performance Period in accordance with Section 5 and certify whether such goals have been obtained.

(a)                                  Performance Goals. On or before the passage of 25% of any Performance Period (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Incentive Plan Award for such Performance Period.  Solely with respect to Covered Employees, for any Performance Period for which the Plan is intended to provide “qualified performance-based compensation,” Performance Goals applicable to the Covered Employees must be established by the Committee no later than 90 days (or, for Performance Periods of less than one year, the passage of 25% of the Performance Period) after the beginning of any Performance Period applicable to the relevant award, and the attainment of such Performance Goal must be substantially uncertain, for purposes of Section 162(m), at the time such Performance Goals are established.

(1)                                  Performance Goal Criteria.  One or more of the following business criteria (including or excluding extraordinary and/or non-recurring items to be determined by the Committee in advance) for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing Performance Goals for awards:  (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on capital; (ix) return on equity; (x) economic value added; (xi) operating margin; (xii) contribution margin; (xiii) net income; (xiv) pre-tax earnings; (xv) pre-tax earnings before interest, depreciation and amortization; (xvi) pre-tax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xvii) operating income; (xviii) total stockholder return; (xix) debt reduction; and (xx) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined in the discretion of the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of competitor companies, including the group selected by the Company for purposes of the stock performance graph contained in the proxy statement for the Company’s annual meetings of stockholders.

(b)                                 Incentive Percentage.  On or before the passage of 25% of any Performance Period (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the Incentive Percentage applicable to a Participant’s Incentive Plan Award for such Performance Period.  The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or, if applicable, the achievement levels of the Performance Goals. Solely with respect to Covered Employees, for any Performance Period for which the Plan is intended to provide “qualified performance based compensation,” the Incentive Percentages applicable to the Covered Employees must be established by the Committee no later than 90 days (or, for Performance Periods of less than one year, the passage of 25% of the Performance Period) after the beginning of the Performance Period for which the Incentive Plan Award pertains.

(c)                                  Certification and Maximum Amount Payable. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, certify (i) whether, or the degree to which, if applicable, each of the Performance Goals has been attained; and (ii) with respect to each qualifying Participant, the amount of the Incentive Plan Award, if any, payable to such Participant.  If the Committee certifies in writing that any of the Performance Goals established for the relevant Performance Period under Section 5(a) have been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the Fiscal Year related to the Performance Period for which the Incentive Plan Award is payable shall receive the Incentive Plan Award. The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the dollar amount of the pool of funds available with respect to the Performance Period to which the Incentive Plan Award pertains. In no event, however, will a Covered Employee be paid compensation pursuant to an Incentive Plan Award in excess of $5,000,000 with respect to any Fiscal Year.

(d)                                 Eligibility.  To be eligible for payment of any Incentive Plan Award, the Participant must (i) have performed the Participant’s duties to the satisfaction of the Committee, (ii) have not engaged in any act deemed by the Committee to be contrary to the best interests of the Company, and (iii) otherwise complied with Company policies at all times prior to the date the Incentive Plan Award is actually paid.  No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above.

(e)                                  Termination of Employment.  If a Participant’s employment terminates due to death, disability or a change of control of the Company and such termination occurs prior to the last day of the Fiscal Year an Incentive Plan Award is payable, such Participant may, in the discretion of the Committee, receive an Incentive Plan Award equal to the maximum Incentive Plan Award payable to such Participant multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the total number of days in the Performance Period.

(f)                                    Negative Discretion. Notwithstanding any provision in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5 based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 5(c) .  Notwithstanding the foregoing, in no event shall reduction of any Participant’s payment amount have the effect of increasing the amount paid to any Covered Employee.

(g)                                 Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, with respect to any annual Incentive Plan Award that is not intended to be “qualified performance based compensation” for purposes of Section 162(m), (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual Incentive Plan Award for such Performance Period in an amount up to the maximum bonus payable under Section 5(c), based on individual performance or any other criteria that the Committee deems appropriate, and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum Incentive Plan Award amount in any calendar year, regardless of whether performance objectives are attained.

6.                                      Payment

Except as otherwise provided hereunder, payment of any Incentive Plan Award amount determined under Section 5 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any Incentive Plan Award payable under the provisions of Section 5(g), after the Committee determines the amount of any such Incentive Plan Award), but, except as provided below with respect to Stock-based payments, in no event later than March 15 of the year following the year to which the Performance Period relates.  The Incentive Plan Award may be paid in whole or in part, in the discretion of the Committee, in either options to purchase Stock or in shares of Stock which will be subject to certain restrictions and/or a risk of forfeiture, with the remainder, if any, to be paid in cash.  The value of any Stock-based payment under an Incentive Plan Award shall be determined in the sole and absolute discretion of the Committee.  The Committee will establish a formula to convert an Incentive Plan Award into a Stock-based payment of equivalent fair market value.  All options to purchase Stock and restricted Stock issued as payment for all or any part of an Incentive Plan Award shall be distributed from the total number of shares of Stock reserved and available for distribution under the Waddell & Reed Financial, Inc. 1998 Executive Deferred Compensation Stock Award Plan, as amended and restated, and as may be further amended, modified or restated, and shall comply in full with all of the terms and provisions regarding stock options and restricted stock, as applicable, set forth in such stock award plan, including, without limitation, Section 6A thereof.   To the extent the Committee converts a portion of an Incentive Plan Award into a Stock-based payment, the Stock-based payment need not be granted to the Participant by March 15 of the year following the year to which the Performance Period relates so long as the Committee establishes the dollar amount of the Stock-based payment and the date the Stock-based payment will be granted to the Participant prior to the end of the Fiscal Year to which the Incentive Plan Award relates.

7.                                      General Provisions

(a)                                  Effectiveness of the Plan. The Plan became effective with respect to calendar years beginning on or after January 1, 1999 and shall remain effective until December 31, 2008, unless the term is extended by action of the Board.

(b)                                 Amendment and Termination. Notwithstanding Section 7(a), the Board or the Committee may at any time amend, suspend, discontinue, or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance, or termination shall adversely affect the rights of any Participant with respect to any Fiscal Year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as “qualified performance-based compensation” under Section 162(m).

(c)                                  Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(d)                                 No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

(e)                                  No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f)                                    Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators, or successors in interest.

(g)                                 Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state, and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such payment.

(h)                                 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(i)                                     Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Kansas, without reference to the principles of conflict of laws except that any matters relating to the internal governance of the Company shall be governed by the general corporate laws of the state of Delaware.

(j)                                     Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(k)                                  Plan not Funded. Plan awards shall be made solely from the general assets of the Company. To the extent any person acquires a right to receive payments from the Company under the Plan, the right is no greater than the right of any other unsecured general creditor.

(l)                                     No Guarantee. While a discretionary Incentive Plan Award may have been paid in the past, whether such payments will be made in the future will depend upon various factors, such as the Company’s financial condition and performance. There is no guarantee that the Company will pay any such discretionary award.  The Committee may, in its sole discretion, reduce, eliminate or increase, any Incentive Plan Award, except that the amount of any Incentive Plan Award intended to be “qualified performance-based compensation” may not be increased above the amount established for the Performance Goal and Incentive Percentage. The Company may withhold an Incentive Plan Award, or portions thereof, for any reason including gross misconduct (e.g., theft, dishonesty/compromised integrity, fraud, harassment, etc.) or any actions deemed to be contrary to the best interests of the Company by the Committee.

(m)                               Rights to Payments. No Participant shall have any enforceable right to receive any Incentive Plan Award made with respect to a Performance Period or to retain any payment made with respect thereto if for any reason the requirements of Section 5 are not satisfied.